                                    EXHIBIT C

                            SCHEDULE OF TRANSACTIONS


                       Shares Acquired           Price Per Share
Date                   or (Sold)              (Excluding Commission)
-------                ---------------        ----------------------
7/23/97                    270,000                    $   13.75

7/23/97                    180,000                    $   13.75

8/1/97                      12,500                    $   15.75

8/5/97                      47,500                    $   15.88

8/6/97                       5,000                    $   15.75

8/7/97                      10,000                    $   15.63

8/12/97                      1,500                    $   15.75